[LETTERHEAD OF PRICEWATERHOUSECOOPERS]

                        CONSENT OF INDEPENDENT AUDITORS

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of e-Auction Global Trading Inc. of our report, dated July 3, 3000, relating to the financial statements of Schelfhout Computer Systemen, N.V. for the twelve (12) month periods ending December 31, 1998 and December 31, 1999 which appears in the Prospectus, which is part of the Form 10-SB/A Registration Statement of e-Auction filed September 29, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers
PricewaterhouseCoopers


Antwerp
November 20, 2000